Exhibit 99.1

HOLLYWOOD MEDIA CORP. REPORTS 2012 FIRST QUARTER RESULTS

~ Expects to Receive $7 Million Earnout Payment in 2012 Related to Sale of Broadway Ticketing Business ~

BOCA RATON, Fla., May 15, 2012 – Hollywood Media Corp. (Nasdaq: HOLL) today reported financial results for the first quarter ended March 31, 2012.

On a continuing operations basis which includes the contribution from the Ad Sales and Intellectual Property divisions, net revenues for the 2012 first quarter were $0.7 million compared to $1.0 million in the prior-year period.

Loss from continuing operations for the 2012 first quarter was $0.6 million, or $0.03 per share, compared to a loss from continuing operations last year of $1.7 million, or $0.06 per share.

Net loss, which includes discontinued operations, was $0.4 million or $0.02 per share, in the 2012 first quarter, compared to a net loss of $1.6 million or $0.06 per share in the prior year period.

The Company had approximately 23.2 million weighted average shares outstanding in the 2012 first quarter compared to 28.1 million weighted average shares outstanding in the prior-year period.  The reduction in share count principally relates to an 8.0 million share tender offer completed in the first quarter of 2011.

At March 31, 2012, the Company had cash and cash equivalents of $3.4 million and no debt as compared to cash and cash equivalents of $3.7 million and no debt at December 31, 2011.

Subsequent to the quarter close and as disclosed in an 8-K filing with the SEC on May 7, 2012 and as amended in an 8-K/A filing with the SEC on May 15, 2012, the Company sold its U.K.-based CinemasOnline business. Additionally, in a separate 8-K filing on April 25, 2012, Hollywood Media Corp. announced that as part of an amendment related to the completed sale of its Broadway Ticketing Business (“Theatre Direct”) to Key Brand Entertainment Inc., Key Brand agreed to pay the first $7 million earnout amount to Hollywood Media Corp. on or before October 1, 2012 regardless of the actual revenues of Theatre Direct and its subsidiaries for Key Brand’s current fiscal year ending June 30, 2012.

About Hollywood Media Corp.

Hollywood Media Corp. is comprised primarily of an Ad Sales division, an Intellectual Property division, and various financial assets.

Note on Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, the impact of potential future dispositions or other strategic transactions by Hollywood Media, our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2011. Such forward-looking statements speak only as of the date on which they are made.

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Attached are the following financial tables:

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

Contact:

Investor Relations Department

Hollywood Media Corp.

L. Melheim

ir@hollywoodmedia.com

561-998-8000

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HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,359,481	$3,717,599
Receivables, net	300,753	229,365
Prepaid expenses	490,585	594,370
Other receivables	25,227	24,848
Related party receivable	518,734	521,497
Current portion of deferred compensation	430,000	430,000
Total current assets	5,124,780	5,517,679

PROPERTY AND EQUIPMENT, net	288,264	307,390
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	1,514,438	1,573,325
INTANGIBLE ASSETS, net	15,008	17,116
GOODWILL	9,800,000	9,800,000
OTHER ASSETS	58,428	58,628
DEFERRED COMPENSATION, less current portion	841,151	948,651
TOTAL ASSETS	$17,642,069	$18,222,789

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$461,515	$403,743
Accrued expenses and other	785,981	890,881
Deferred revenue	620,623	706,432
Customer deposits	428,523	427,331
Current portion of capital lease obligations	19,506	21,829
Total current liabilities	2,316,148	2,450,216

CAPITAL LEASE OBLIGATIONS, less current portion	14,282	16,203
OTHER DEFERRED LIABILITY	37,058	42,514
DEFERRED REVENUE	21,622	48,358
DERIVATIVE LIABILITIES	1,090,000	1,090,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 23,179,066 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	231,791	231,791
Additional paid-in capital	293,616,319	293,616,319
Accumulated deficit	(279,685,151)	(279,272,612)
Total shareholders' equity	14,162,959	14,575,498
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,642,069	$18,222,789

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HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	THREE MONTHS ENDED March 31,
	2012	2011

NET REVENUES	$709,875	$970,873

OPERATING COSTS AND EXPENSES
Editorial, production, development and technology	448,821	626,416
Selling, general and administrative	642,892	1,300,870
Payroll and benefits	551,147	1,016,991
Depreciation and amortization	42,637	74,806

Total operating costs and expenses	1,685,497	3,019,083

Loss from operations	(975,622)	(2,048,210)

EARNINGS OF UNCONSOLIDATED INVESTEES	71,797	64,101

OTHER INCOME
Interest, net	253,037	269,101
Other, net	40,732	1,709

Loss from continuing operations	(610,056)	(1,713,299)

Income from discontinued operations	197,517	109,442

Net loss	(412,539)	(1,603,857)

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	-	(7,071)

Net loss attributable to Hollywood Media Corp	$(412,539)	$(1,610,928)

Basic and diluted income (loss) per common share
Continuing operations	$(0.03)	$(0.06)
Discontinued operations	0.01	0.00
Total basic and diluted net loss per share	$(0.02)	$(0.06)

Weighted average common and common equivalent shares outstanding - basic and diluted	23,179,066	28,067,957

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